SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) February 28, 2003
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                                    PSS, INC.
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               (Exact name of registrant as specified in charter)



  Delaware                              0-14900               91-1335798
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(State or other jurisdiction         (Commission          (IRS employer
of incorporation)                    file number)         identification number)

P.O. Box 21093, Seattle, WA                                98111-3093
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(Address of principal executive office)                       (Zip code)

Registrant's telephone number, including area code (206) 901-3790
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(Former name or former address, if changed since last report)



ITEM 5.    Other Events


          PSS, Inc. ("PSS"), through its wholly owned subsidiary, PNS Inc. ("PNS"), owns PSSC Inc. ("PSSC"); together, PSS, PNS and PSSC are referred to collectively as the "Company". In June 1988 the Company sold substantially all of its assets comprising its entire retail operations and received in partial payment of the purchase price, shares of common stock of the purchaser's parent corporation. Since 1993, when the Company sold the balance of the securities received by it in the 1988


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     sale, it has not engaged in any business other than holding mortgages and other liens on and interests in real estate, which have constituted its only assets. For these past ten years the Company has relied exclusively on the pass-through and participation certificate issued by the Federal Home Loan Mortgage Corporation backed by whole pool real estate mortgages ("Mortgage Certificates") it owned as its source for funds. Due to the limited available cash, since 1995 the Company has failed to pay the interest due on the PSS 7-1/8% Convertible Debentures due July 15, 2006 (the "Debentures") and the PNS 12-1/8% Senior Subordinated Notes due July 15, 1996 (the "Senior Notes"), and it failed to pay the outstanding principal on its Senior Notes when it became due in July 1996.

          With no prospects for any change in the Company's business or in its ability to generate a greater ultimate recovery for the holders of the Senior Notes (the only class of creditors who stand to receive any recovery due to their senior position and the Company's very limited resources), on January 27, 2003, the Company consummated the sale of the Mortgage Certificates. After repaying the Company's margin debt associated with the Mortgage Certificates and setting aside a small reserve (for the purposes of an orderly discharge of miscellaneous obligations and expenses incurred during the distribution period), the Company made a distribution to the holders of the Senior Notes on February 18, 2003 of the remaining cash balance of $566,969.58 (the "Initial Distribution"). On or around March 31, 2003, when the remaining balance of expenses incurred during the distribution period is discharged, the Company expects to distribute the remaining funds, if any, to the holders of its Senior Notes (the "Final Distribution").

          Except for the limited expense reserve, which currently amounts to approximately $12,000, the Company no longer has any cash or other assets and as of February 28, 2003 has effectively ceased all operations.

          In the Initial Distribution the holders of the Senior Notes received $108.20 per $1,000 of the past due principal (with no recovery on account of the defaulted interest). The issuer of the Debentures (PSS) has no assets other than the stock of PNS and, accordingly, stands behind the issuer of the Senior Notes with respect to its rights to the net proceeds from the sale of the Mortgage Certificates. Accordingly, no assets remain to allow for any recovery for the holders of the Debentures or the Company's stockholders. The certificates evidencing the Senior Notes have been surrendered to the Company for cancellation.

          Affiliates of the Company's principal stockholders, Seacorp, Inc. and Zimmerman Retailing Group Limited, which own an aggregate of 52% of the outstanding shares of PSS common stock, also hold $159,000 and $352,000 principal amount of Debentures, respectively. Neither Seacorp, Inc. nor Zimmerman Retailing Group (nor any of their respective affiliates) have received or will receive any distributions on account of their holdings.

          As described above, the Company has effectively ceased all operations and will not be conducting any future business. The Company no longer has any cash or other assets except for a limited expense reserve expected to be either entirely depleted or distributed in full


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

     to the holders of the Senior Notes on or around March 31, 2003. The Company no longer has accounting, financial or legal resources, nor the means to hire and retain professionals. The Company's directors and officers will resign promptly following the Final Distribution. As a result of all of the foregoing, the Company would find it extremely difficult and unnecessarily burdensome to prepare financial statements or otherwise comply with the reporting requirements of the Securities Exchange Act of 1934. The high and low prices for the stock during the past year were reported as being less than $0.01 per share (high and low prices are the high and low bids as reported by National Quotation Bureau, Inc., which are those quoted by dealers to each other, exclusive of markups, markdowns or commissions, and do not represent actual transactions). Trading in the Company's common stock and the Debentures during such period has been limited. Furthermore, the information contained in the Company's financial statements or reports would relate to a defunct Company and would be of little or no value or relevance to investors, who have already been informed that the Company's common stock and the Debentures have no value.




                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                        PSS, INC.



Date  March 14, 2003                 By:     /s/ Carite Torpey
                                             ---------------------------------
                                             Carite Torpey, Vice President





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